                      TAX-FREE REORGANIZATION AGREEMENT
                      ---------------------------------
                         UNDER I.R.C. Section 368(c)
                             --------------------

     REORGANIZATION AGREEMENT entered into as of this 30th day of April, 2001, by and between APO Health, Inc., a New York Corporation (hereinafter referred to as "APO") and InternetFinancialCorp.Com, Inc., a Nevada corporation (hereinafter referred to as "IFAN") and Jan Stahl, DDS., Peter Steil, Kenneth Leventhal, and certain other shareholders of APO identified in this Agreement, collectively referred to as Selling Shareholders.

     WHEREAS, it is the desire of APO to transfer, and of IFAN to acquire, all the assets, business and properties of APO, including, without limitation hereby, all intellectual property, trademarks, trade names, franchises, licenses, leases, contracts, goodwill, inventory, and name of APO, subject to all of APO's liabilities, and solely in exchange for shares of IFAN's Common Stock; and

     WHEREAS, this Agreement and the performance by APO hereunder prior to closing will have been authorized, approved, and found advisable by the Board of Directors of APO, and by the affirmative vote of at least two-thirds of the Shareholders thereof, by the requisite affirmative vote of such holders; and

     WHEREAS, this Agreement and the performance by IFAN hereunder prior to closing will have been authorized and approved by the Board of Directors of IFAN and by at least two-thirds of its shareholders entitled to vote thereon at a meeting to be called for such purpose; and

     WHEREAS, the Board of Directors of APO, as part of its approval of this agreement, will have further approved a Plan of Liquidation and Dissolution of APO

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
pursuant to which the shares of IFAN's Common Stock received by APO will be distributed by APO ratably to its shareholders in exchange for, and in complete cancellation and retirement of all its issued and outstanding capital stock (consisting solely of common stock) of APO and in complete liquidation of APO, followed by the dissolution of APO immediately thereafter, which Plan of Complete Liquidation and Dissolution will also be submitted to the shareholders of APO for their approval.

     NOW, THEREFORE, on the terms, and subject to the conditions hereof, it is agreed as follows:

     1.   Transfer of Assets and Assumption of Liabilities.
          -------------------------------------------------
          1.1 On the terms of this Agreement, subject to the conditions set forth herein at the time and place of Closing, as hereinafter defined, APO shall convey, assign, transfer, and deliver to IFAN, by appropriate warranty deeds, bills of sale, assignments, or other instruments, free and clear of all liens, encumbrances, mortgages, chattel mortgages, all of APO's business, properties, and assets of every kind and description, real or personal, including, but not being limited to, APO's goodwill and all of its right, title, or interest in and to the name, APO Health, Inc., (collectively the "Assets") subject to all disclosed unpaid and unsatisfied liabilities and obligations of APO at the time of closing including such liens and security interests as may at that time be held by APO's lender HSBC Bank.
          1.2 On the terms of this Agreement, and subject to the conditions set forth herein, IFAN shall purchase and pay for the Assets of APO, and thereby become the sole owner and operator of the business and properties of APO;

          1.3 Promptly after the Closing of the transactions contemplated hereunder, IFAN shall change the name of such corporation to APO Health, Inc., and shall thereupon thereafter be known as APO Health, Inc.
          1.4 IFAN represents that it is authorized to issue 125,000,000 shares of its common stock, and that as of the date hereof and at the time of closing, it will have issued 15,026,000 shares of its capital stock to its shareholders.
          1.5. APO represents that it is authorized to issue 20,000,000 shares of its common stock and that as of the date hereof and at the time of closing it will have issued 3,209,563 shares of its capital stock to its shareholders of which 3,046,300 shares will have been issued to the Selling Shareholders. There is only one class of capital stock.

     2.   Transfer and Delivery of Stock.
          -------------------------------
          2.1 In accordance with the terms of this Agreement and subject to the conditions set forth herein, the Selling Shareholders shall exchange their shares of stock with IFAN.
          2.1 In accordance with the terms of this Agreement, and subject to the conditions set forth herein, in exchange for the Assets of APO, IFAN shall, after giving effect to a 6:1 reverse split of its common shares, authorize, issue, transfer and deliver to APO, at the time and place of closing, certificates on an approximately five point nine (5.9) to one basis representing 16,600,000 Shares of Common Stock of IFAN (the "Purchase Price Shares") which Purchase Price Shares will constitute 75.45% of the total outstanding Shares of IFAN outstanding subsequent to the transaction. Following such transaction, IFAN shall then hold One hundred (100%) percent of the issued and outstanding shares of APO.
          2.2 Initially, the Selling Shareholders will convey their 3,046,300,300 shares of APO to IFAN in exchange for 15,523,170 shares of IFAN and the remainder of the shares, to wit 963,251 will be held in the treasury of APO. Thereafter and in accordance with the terms of this Agreement, APO shall dissolve and convey four shares of IFAN stock which it holds in its treasury for each share of APO held by all shareholders of APO who were not Selling Shareholders. Thus, at the conclusion of the combined stock transfer and dissolution, each of APO's shareholders will have received in exchange for the transfer of the assets of APO to IFAN five point nine (5.9) shares of IFAN for each share of APO issued and outstanding at the time of closing.
          2.3 That the Shares of Common Stock of IFAN which are to be transferred and delivered to APO in exchange for its Assets, as hereinabove provided, shall bear a legend restricting its transfer or resale, and that APO will not permit the sale, transfer or re-offer thereof for sale, prior to the first anniversary date of the share issuance, except upon a duly filed and effective registration statement with the Securities and Exchange Commission or any applicable exemption from registration, provided that such exemption is based upon the opinion of counsel to the issuer, reasonably acceptable to counsel to IFAN herein, provided, however, that the foregoing shall not preclude the distribution of such shares of stock to APO's Shareholders ratably in complete liquidation of APO, so long as the APO Shareholders take the IFAN Shares subject to the foregoing restriction.

          2.4 Thereupon following exchange of Shares of Common Stock of IFAN for Shares of APO and the proper dissolution of APO, the Shares of APO shall be canceled in the complete liquidation of APO and the name of IFAN shall be changed to APO.

     3.   Time and Place of Closing.
          --------------------------
          3.1 The transactions contemplated hereunder shall be closed on June 1, 2001, at 10:00 a.m.(the "Closing Date"), or such other date and time as may be agreed to in writing by the parties at the offices of Weber & Pullin, LLP, 7600 Jericho Turnpike, Woodbury, New York, or such other place as may be agreed upon in writing by the parties.
          3.2 That after the execution of this Agreement and prior to the time of closing, the stock books and records of IFAN may be reviewed or inspected by representatives of APO at any time or from time to time during regular business hours, and that IFAN will make the same reasonably available for such purpose.
          3.3 That after the execution of this Agreement and prior to the time of closing, the stock books and records of APO may be reviewed or inspected by representatives of IFAN at any time or from time to time during regular business hours, and that APO will make the same reasonably available for such purpose.

     4.   Representations of Warranties of APO
          ------------------------------------
          APO represents and warrants to, and agrees with, IFAN as follows:
          (a) It is a New York Corporation, duly organized, and validly existing and qualified to undertake and operate its businesses in the form the same are buying conducted where they are presently conducted;
          (b) Annexed hereto as Schedule 4(d) hereof is: a) the most current unaudited financial statement including profit and loss information and balance sheet of APO and the most recent audited financial statement of APO, both of which have been prepared under generally accepted accounting principals; b) a list of substantially all of its business assets; c) a list of all of its current shareholders as of the date hereof; and d) a list of its major contracts.
          (c) Except for the obligations to IFAN hereunder, it has no debts or liabilities, other than those arising in the ordinary course of the business activities of APO and such debts or liabilities, in the aggregate, do not exceed either the Company's tangible assets or its cash on hand to meet such obligations;
          (d) It has no debts or liabilities to Shareholders not otherwise disclosed in its financial documents;
          (e) This Agreement will have been authorized and approved by the Board of Directors of APO and by the requisite affirmative vote of holders of not less than a two thirds majority of the APO Shares outstanding as of and at the time of this Agreement;
          (f) There is no suit, action or threatened proceeding outstanding against APO seeking to enjoin the transactions contemplated hereunder, or seeking any other relief which, if granted, would have a material adverse effect on the business or assets of APO and that there are no law suits which are not otherwise reasonably covered by insurance maintained by APO; and

          (g) It holds all necessary licenses, permits and authorities to carry on and conduct the business which it presently conducts.

     5.  Representations of Warranties of IFAN
         -------------------------------------
         IFAN represents and warrants to, and agrees with, APO as follows:
          (a) It is a Nevada corporation, duly organized and validly existing and duly qualified to undertake the transactions required of it hereunder, without any further license, permit, consent or exemption whatsoever from any applicable governmental law, rule or regulation, from any creditor of IFAN, or any other person or party with an interest in the past and prior businesses of IFAN, except as otherwise provided in Schedule 5(a) to this Agreement, and as to each such license, permit, consent or exemption set forth on Schedule 5(a), if any, the requisite license, permit, consent or exemption has been obtained;
          (b) IFAN shall not have transferred any of IFAN's pre-existing business and assets;
          (c) IFAN has filed all forms, documents and returns (including all tax returns which it is obligated to file and with all appropriate governmental authorities and has paid all taxes required to be paid and/or escorted all sums required to be paid which will accrue through the date of closing and is not currently under examination by the Internal Revenue Service), including, but not limited to all documents required to be filed with the Securities and Exchange commission.
          (d) After provision for the transactions relating to APO, IFAN has no remaining debts or liabilities of any kind, whether current or long-term, actual or contingent, either to its Shareholders or to any other person or party, except as set forth on Schedule 5(d) hereto, and as to the items set forth on
Schedule 5(d) hereto, APO has further agreed to indemnify and hold IFAN harmless with respect thereto;
          (e) This Agreement has been authorized and approved by the Board of Directors of IFAN and by the requisite two-thirds vote of holders of the IFAN Shares outstanding as of and at the time of this Agreement;
          (f) Attached hereto as Schedule 6(f) hereof is a true and correct certified list of the shareholders of IFAN as of a date not more than three
(3) days prior to the date of this Agreement;
          (g) Executive Registrar & Transfer, Inc. P.O.Box 56517, 3118 W. Thomas Road, Suite 707, Phoenix, Arizona 85079 (602-415-1273) is the transfer agent for the Common Stock of IFAN, such transfer agent has been continuously serving as such since ____________, and all debts and fees to the transfer agent billed thereon the date hereof have been paid and extinguished in full;
          (h) The Common Stock of IFAN is listed on the NASD Electronic Bulletin Board and trades thereon under the symbol IFAN;
          (i) Except as set forth in Section ________ hereof, IFAN, and its successor, APO, shall be responsible for the delivery and completion of audited financial statements of IFAN for the fiscal period commencing on January 1, 2001 and ending on the Closing Date (the "Interim Period"), and for all income, franchise or other taxes, if any, applicable to the Interim Period;

          (j) there is no suit, action or threatened proceeding outstanding against IFAN seeking to enjoin the transactions contemplated hereunder, or seeking any other relief which, if granted, would have a material adverse effect on the continued use or operations of the entity heretofore known as IFAN.
          (k) IFAN is authorized to issue only one class of stock. There are no warrants or other rights to purchase or acquire shares of IFAN except as specifically set forth in this Agreement.

     6.   Consents to Assignment and Transfer.
          ------------------------------------
          6.1 APO shall obtain, prior to the time of closing, all consents, agreements, and other actions required for the transfer to IFAN of all leases, contracts, options, licenses, permits, easements, rights of occupancy, names and franchises to which APO is a party or which it owns of holds or uses at the time of closing.
          6.2 IFAN shall obtain, prior to the time of transfer of its assets a business to APO, all consents, agreements and other actions required therefore, including, specifically, release of IFAN with respect to all lease, contract, and debt obligations of IFAN being assumed by APO.

     7.   Conditions to IFAN's Obligations to Close
          -----------------------------------------
          (a) The representations and warranties of APO as set forth herein are on the date hereof and as of the date of closing are substantially correct subject to any change made because of any action approved by IFAN and that there has been no material omission to any such representation;

          (b) The directors and shareholders of APO have approved and the holders of all of the outstanding shares of APO have voted in favor of the consummation of this Agreement and the matters provided herein;
          (c) No litigation or proceeding is threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of this Agreement or which would materially affect APO's operation of the properties and business to be conveyed hereunder;
          (d) APO has complied with its agreements herein to be performed prior to the time of closing.
          (e) APO shall have approved, post closing, the issuance of 1.1 million shares of stock of IFAN to certain officers, directors, attorneys and/or consultants under a Form S-8 registration statement as designated by counsel to IFAN.
          (f) APO shall have approved, post closing, the issuance of 895,667shares of stock of IFAN to certain consultants, attorneys and/or individuals and/or entities as designated by counsel to IFAN.
          (g) APO shall have approved, post closing, the issuance of 2.1 million warrants for the purchase of APO Health, Inc. common shares at a purchase price of 700,000 at $1.00, 700,000 at $1.50 and 700,000 at $2.00.
The warrants shall be issued to those parties and/or entities as directed by counsel for IFAN.
          (h) APO's 506 shareholders who purchase shares in APO Health, Inc. shall receive copies of the Information Statement of IFAN filed under Rule 14(c) of the Securities Exchange Act of 1934 and shall have consented to the receipt of one share

( if all of the 506 shares are subscribed for) of IFAN stock for each share owned in APO Health, Inc.

     8.   Conditions to APO's Obligations to Close
          ----------------------------------------
          (a) The representations and warranties of IFAN as set forth herein are on the date hereof and as of the date of closing are substantially correct subject to any change made because of any action approved by APO and that there has been no material omission to any such representation;
          (b) The directors and shareholders of IFAN have approved and the holders of all of the outstanding shares of IFAN have voted in favor of the consummation of this Agreement and the matters provided herein;
          (c) No litigation or proceeding is threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of this Agreement or which would materially affect IFAN's operation of the properties and business to be conveyed hereunder;
          (d) IFAN has complied with its agreements herein to be performed prior to the time of closing;
          (e) IFAN shall be in complete compliance with all filing requirements respecting publicly traded companies as required by the SEC and all state and local governmental agencies and bodies; and
          (f) IFAN's present management and those persons considered "controlled persons" pursuant to the rules of the SEC shall have entered into an agreement placing restrictions on the sale of their stock following closing.

          (g) that no press release shall have been made by IFAN without the written consent of APO's counsel after May 9, 2001.

     9.   Opinion of IFAN's Counsel
          -------------------------
          IFAN shall furnish APO at the time and place of closing the opinion of IFAN's counsel,
          (a) IFAN is duly organized, existing, and in good standing under the laws of Nevada, and is duly authorized in Nevada and the other jurisdictions in which it has qualified to do business to conduct the business it is then engaged in therein;
          (b) That the shares of IFAN's common stock which are to be transferred and delivered by IFAN to APO in exchange for the assets of APO constitute duly authorized, issued, fully paid and non-assessable shares of the common stock of IFAN, and that the Selling Shareholders of APO and the non-selling shareholders of APO will acquire good title to such shares in exchange for, and upon the receipt by IFAN of the assets of APO and the delivery in exchange therefore of such shares of common stock of IFAN, and upon the liquidation of APO;
          (c) Neither this Agreement for the transfer and delivery, nor the transfer and delivery as herein agreed, of shares of IFAN's Common Stock to APO requires any qualification or authorization under the laws of Nevada applicable to the issuance or sale of stock or other securities in Nevada;
          (d) That since March 31, 2001, IFAN has not authorized, declared, paid, or effected any stock dividend or split-up (other than a 6:1 reverse split) of shares of its common stock or any issuance, pro rata, to its common shareholders, or options or rights to subscribe to shares of its common stock, or any extraordinary cash dividend upon its shares of common stock; and
          (e) That this Agreement and the requisite related Certificate of Merger under the laws of Nevada and the execution, delivery, and performance thereof by IFAN have been properly authorized and approved by the Board of Directors of IFAN and its shareholders, and will not constitute a violation of any provision of any agreement to which IFAN is a party or of its Charter or Bylaws.

     10.  Opinion of APO's Counsel
          ------------------------
     APO shall furnish IFAN at the time and place of closing the opinion of APO's counsel in form and substance reasonably acceptable to IFAN's counsel as follows:
          (a) That this Agreement has been properly authorized, executed, and delivered by APO, and its performance by APO properly authorized and approved; and
          (b) That this Agreement constitutes the legally valid and enforceable obligation and undertaking of APO in accordance with its terms and provisions, subject to the conditions herein; and
          (c) That, upon execution and delivery of a bill of sale and other conveyance documents, all the assets, leases, contracts (other than this contract), franchises, permits, options, names, trademarks, trade names, copyrights, formulas, trade secrets, and all other property to be transferred by APO to IFAN as hereinabove provided, have been validly and effectively transferred to IFAN.
          (d) That, upon consummation of this Agreement, the dissolution and liquidation of APO is duly authorized and proper under the laws of the State of New

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York and that all rights of dissent are duly provided for or non-existent.

     11.  Post Closing and Additional Agreements of the Parties
          -----------------------------------------------------
          11.1 Prior to the time of closing, APO will not have changed its name and neither APO nor any of the shareholders will have given permission to any corporation, firm, or organization to use the name "APO Health, Inc." alone or in combination with any other word or words; and at the time of closing or immediately thereafter, APO will authorize IFAN to change its name to "APO Health, Inc.", or any like name agreed to.
          11.2 That after the time of closing, APO will file and prosecute such claims or suits for the refund of taxes, and make or file and prosecute such other claims or suits, in each case, for the recovery or collection of any sums which may or could be due it, "in the name of IFAN" or otherwise, as APO may reasonably request, or permit APO to file, present, or prosecute any such claims or suits in the name of "IFAN", in each case all for the benefit of APO, to which all amounts recovered thereby shall be remitted; and APO shall hold APO harmless of and from all costs, expenses, and liabilities of or resulting from any such claims, or suits or the making, filing, or prosecution thereof.

     12.  Successors
          ----------
          This agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, representatives, successors, and assigns,

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
provided, however, that neither this Agreement nor the rights of either party hereunder may be assigned by IFAN or by APO.

     13.  Counterparts
          ------------
          This agreement may be executed in several counterparts, which, taken together, shall constitute one document, which shall become binding when duly executed and delivered to each of the parties hereto.

     14.  Costs and Expenses
          ------------------
          Each party shall be responsible for, and shall pay, the professionals retained by it, and neither party shall have any liability (except as otherwise set forth herein) to the other for payment of the other party's retained professionals.

     15.  Registration of Shares
          ----------------------
          IFAN shall not be required to prepare and file a registration statement under the Securities Act of 1933 covering the shares of stock to be delivered hereunder to APO.

     16.  Broker's Fees
          -------------
          APO health has incurred certain liabilities for brokerage fees or agent's commissions in connection with the transaction contemplated herein which shall be paid prior to or at closing.

     17.  Merger and Rules of Construction
          --------------------------------
          This Agreement contains the entire understanding between the parties with respect to the transaction contemplated herein and has been the product of negotiation between the parties. As such no rule of law or of construction which construes any ambiguity in favor of a party or against another shall apply with respect to the interpretation of this agreement.

     18.  Survival and Further Assurances
          -------------------------------
          Each party hereby agrees that all representations, warranties, covenants and promises made to the other in connection with this Agreement or with respect to any closing document delivered pursuant hereto shall survive closing for a period of three (3) years from the date of such closing. Each party further agrees to deliver subsequent to closing such further instruments and perform such further acts as may be reasonably required by the other in order to carry out and effectuate the intent of this Agreement.

     19.  Headings
          --------
          All paragraph headings are inserted for the convenience of the parties. Such headings are not intended to explain or modify the terms of this Agreement.

     20.  Mutual Representations
          ----------------------
          Each party represents and warrants to the other that:
          (a) There are no dissenting shareholders with respect to the proposed merger and acquisition;
          (b) Since March 31, 2001 there has been no material adverse change in the assets or liabilities or in the condition, financial or otherwise except such changes as occur during the normal and ordinary course of its business;

          (c) It is not a party to or threatened to be a party to any litigation, proceeding or controversy before any court or administrative agency which might result in a change in its business or property which is not covered by insurance, or which would have an adverse effect on the business or its assets, nor is it in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court of competent jurisdiction.
          (d) During the past five year period no officer or director of IFAN or any officer or director who may be appointed by APO as a director of IFAN pursuant to this Agreement has been the subject of:
               (i)   A petition in Bankruptcy or other relief under Title
11 of the U.S. Code, or any state insolvency or creditor's rights law, nor has a receiver, financial agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a partner or within two years before the time of such filing or appointment, or any corporation of business association of which he was an officer at or within two years before the time of such filing or appointment;
               (iii) A conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations or other minor offenses);
               (iv) Any officer, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities;
               (1) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
               (2)   Engaging in any type of business practice; or
               (3) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal, state or other securities law or commodities law.
               (v) Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;
               (vi) A finding by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any securities law, and the judgment of such civil action or finding by the SEC has not ben subsequently reversed, suspended or vacated; or
               (vii) A finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.
          (e) Neither company nor any current or former shareholder, partner, director or officer has a (1) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expense relating to political activity; (2) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (3) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (4) made any false or fictitious entries on such corporation's books and records; (5) made any bribe, rebate, payoff influenced payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of his or her respective company; (6) violated any provision of the Foreign Corrupt Practices Act of 1977, if applicable; or (7) made any material favor or gift that is not deductible for United States Income tax purposes using corporate funds or otherwise on behalf of his or her respective company.

          IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals or have caused these presents to be executed in their respective names and their respective corporate seals to be hereunto affixed and attested by their respective officers there unto duly authorized, the day and year first hereinabove written.

                                    APO HEALTH, INC.

                                           /s/
                                    BY:________________________________


                                    IFAN, INC.

                                           /s/
                                    BY:________________________________


                                           /s/
                                    ___________________________________
                                        JAN STAHL, DDS

                                           /s/
                                    ___________________________________
                                        PETER STEIL

                                           /s/
                                    ___________________________________
                                        KENNETH LEVENTHAL

                                           /s/
                                    ___________________________________
                                        JAN STAHL, DDS
                                    On behalf of Selling Shareholders

STATE OF NEW YORK   )
COUNTY OF NASSAU    )s.s.:


     On the _____ day of ______________, 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared ___________________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), entity or the person upon behalf of which the individual(s) acted, executed the instrument.

                                           /s/
                                    ______________________________
                                       (Notary Public)

STATE OF NEW YORK   )
COUNTY OF NASSAU    )s.s.:


     On the _____ day of ______________, 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), entity or the person upon behalf of which the individual(s) acted, executed the instrument.

                                           /s/
                                    ______________________________
                                       (Notary Public)

STATE OF NEW YORK   )
COUNTY OF NASSAU    )s.s.:


     On the _____ day of ______________, 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), entity or the person upon behalf of which the individual(s) acted, executed the instrument.

                                           /s/
                                    ______________________________
                                       (Notary Public)

STATE OF NEW YORK   )
COUNTY OF NASSAU    )s.s.:


     On the _____ day of ______________, 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), entity or the person upon

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

behalf of which the individual(s) acted, executed the instrument.

                                           /s/
                                    ______________________________
                                       (Notary Public)


STATE OF NEW YORK   )
COUNTY OF NASSAU    )s.s.:


     On the _____ day of ______________, 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), entity or the person upon behalf of which the individual(s) acted, executed the instrument.

                                           /s/
                                    ______________________________
                                       (Notary Public)
















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